                                                                      EXHIBIT 11

                           TOMMY HILFIGER CORPORATION
                  COMPUTATION OF NET INCOME PER ORDINARY SHARE
                    (in thousands, except per share amounts)


                                          Year Ended    Year Ended    Year Ended
                                           March 31,     March 31,     March 31,
                                             2002          2001          2000
                                          ----------    ----------    ----------

FINANCIAL STATEMENT PRESENTATION
BASIC

Weighted average shares outstanding ....     89,430        91,239        94,662
                                           ========      ========      ========

Net income .............................   $134,545      $130,961      $172,358
                                           ========      ========      ========

Per share amount .......................   $   1.50      $   1.44      $   1.82
                                           ========      ========      ========
DILUTED

Weighted average shares outstanding ....     89,430        91,239        94,662

Net effect of dilutive stock options
 based on the treasury stock method
 using average market price ............        570           295           970
                                           --------      --------      --------

Total ..................................     90,000        91,534        95,632
                                           ========      ========      ========

Net Income .............................   $134,545      $130,961      $172,358
                                           ========      ========      ========

Per Share Amount .......................   $   1.49      $   1.43      $   1.80
                                           ========      ========      ========